NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405


           COLUMBUS MCKINNON ANNOUNCES PRICING OF SENIOR SECURED NOTES

         AMHERST,  NY, July 16, 2003 -- Columbus McKinnon  Corporation  (Nasdaq:
CMCO) announced today it has priced its offering of $115 million in aggregate principal amount of 10% Senior Secured Notes due 2010. The notes will mature on August 1, 2010. Interest on the notes will be payable semi-annually on February 1st and August 1st of each year, beginning February 1, 2004. The notes will be secured by a second-priority security interest in substantially all of the assets of Columbus McKinnon and the subsidiary guarantors of the notes. Columbus McKinnon intends to use the net proceeds of the offering to repay all borrowings under its second secured term loan and the balance to repay or repurchase other outstanding indebtedness under its senior credit facility and/or its existing subordinated notes. The offering is expected to close on July 22, 2003.

         The closing of the offering is contingent upon a concurrent amendment to Columbus McKinnon's senior credit facility providing for, among other things, the issuance of the notes.

         The notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


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